Exhibit 99.1

National & Retail Trades and First Call

For release: December 6, 2007 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS NOVEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, Wis., -- (Business Wire) – December 6, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ending December 1, 2007 increased 20.0 percent over the four-week period ending November 25, 2006. On a comparable store basis, sales increased 10.2 percent.

For the 43 weeks ended December 1, 2007, total sales were up 9.9 percent while comparable store sales increased 2.0 percent.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, commented, “November sales benefited from a calendar shift, as we expected.  Sales in weather-sensitive categories such as outerwear, fleece and cold weather accessories were very strong with the onset of more seasonable temperatures.  We continue to expect December’s comparable sales to be negative mid to high single digits as a result of the shift.  Our comparable sales guidance for the quarter remains flat to (2) percent.”

	Sales Summary
	($ in millions)
	Fiscal Period Ending		% Inc. This Year
	December 1,	November 25,	All	Comp
	2007	2006	Stores	Stores

November	$ 2,023.2	$ 1,685.7	20.0%	10.2%
YTD	$ 13,009.6	$11,834.0	9.9%	2.0%

As of December 1, 2007, the Company operated 929 stores in 47 states, compared with 817 in 45 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EST on Thursday, December 6.  To listen to the replay, dial (719) 457-0820, and use pass code 2369814.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 929 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464